LICENSE AGREEMENT


                                 BY AND BETWEEN



                             PHARMAFRONTIERS CORP.



                                       AND



                  SHANGHAI INSTITUTES FOR BIOLOGICAL SCIENCES,
                           CHINESE ACADEMY OF SCIENCES



                          Dated as of January 13, 2006



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                               TABLE OF CONTENTS


ARTICLE I DEFINITIONS AND INTERPRETATION................................1
   1.1     Definitions..................................................1
   1.2     Interpretation...............................................1
ARTICLE II GRANT OF LICENSE.............................................2
   2.1     Grant of License by Licensor.................................2
   2.2     Fully Exclusive License......................................2
   2.3     Covenant Not to Sue..........................................2
   2.4     Sublicenses..................................................2
   2.5     Rights after Patent Expiration...............................2
   2.6     No License To Other Rights...................................2
ARTICLE III PAYMENTS AND REPORTS........................................3
   3.1     Payment......................................................3
   3.2     Royalties....................................................3
   3.3     Report and Payments of Royalties.............................3
   3.4     Method of Payment............................................4
   3.5     Audit........................................................4
   3.6     Expiration or Suspension of Royalty Payment..................4
   4.1     Organization, Good Standing and Power........................4
   4.2     Authorization and Validity of Agreement......................4
   4.3     No Conflict, Required Filings and Consents...................5
   4.4     Absence of Litigation........................................5
   4.5     Certain Agreements...........................................5
   4.6     Licensed Technology..........................................5
   4.7     No Knowledge of Infringement.................................6
   4.8     Disclaimer of Other Warranties...............................6
ARTICLE V COVENANTS OF LICENSOR AND LICENSEE............................6
   5.1     Licensor Cooperation.........................................6
   5.2     Licensee Marketing and Sales Activities......................6
   5.3     Data Sharing.................................................6
   5.4     Patent Prosecution...........................................6
   5.5     Intellectual Property Protection - Infringement..............7
   5.6     Third Party Infringement Suit................................8
   5.7     Licensor-Based Clinical Studies; Right of First Refusal......8
   5.8     Confidentiality Treatment of Confidential Information........8
   5.9     Assistance With Translation..................................9
   5.10    Cooperation During Dispute...................................9
   5.11    Product Development..........................................9
ARTICLE VI PUBLICATION..................................................9
ARTICLE VII TERM AND TERMINATION.......................................10
   7.1     Term   10
   7.2     Termination for Default.....................................10
   7.3     Termination by Mutual Agreement.............................10
   7.4     Termination by Licensee.....................................10
   7.5     Effect of Termination.......................................10
ARTICLE VIII INDEMNIFICATION
   8.1     Indemnification.............................................11
   8.2     Third Party Claims..........................................11

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ARTICLE IX LIMITATIONS OF LIABILITY....................................11
   9.1     Limitation of Liability.....................................11
   9.2     Insurance...................................................11
ARTICLE X DISPUTE RESOLUTION...........................................12
   10.1    Dispute Resolution..........................................12
   10.2    Waiver of Sovereign Immunity................................12
ARTICLE XI MISCELLANEOUS...............................................12
   11.1    Governing Law; Venue........................................12
   11.2    Notices.....................................................12
   11.3    Severability................................................13
   11.4    Non-Waiver..................................................13
   11.5    Successors..................................................13
   11.6    Entire Agreement............................................13
   11.7    Amendments..................................................13
   11.8    Trademark...................................................13
   11.9    Counterparts................................................14
   11.10   Assignment..................................................14
   11.11   Further Assurances..........................................14
   11.12   Headings....................................................14
   11.13   Survival of Representations, Warranties, and Covenants......14
   11.14   Export Controls.............................................14
Exhibit A DEFINITIONS
Exhibit B SCIENTIFIC AND CLINICAL INFORMATION TO BE DELIVERED


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                               LICENSE AGREEMENT


     THIS LICENSE AGREEMENT (the "Agreement"), is entered into and dated as of January 13, 2005, by and between PHARMAFRONTIERS CORP. ("Licensee"), a corporation organized and existing under the laws of the State of Texas, United States of America, and the SHANGHAI INSTITUTES FOR BIOLOGICAL SCIENCES, CHINESE ACADEMY OF SCIENCES ("Licensor"), an institution with legal person status organized and existing under the laws of the People's Republic of China ("PRC"). "Party" and "Parties" means Licensor and/or Licensee as the case may be.

     WHEREAS, Licensor has developed and owns certain intellectual property relating to the treatment of patients suffering from rheumatoid arthritis with an "autologous" T-cell vaccine; and

     WHEREAS, Licensee desires to obtain a license to such intellectual property and Licensor is willing to grant such license to Licensee, all on the terms and conditions set forth herein.

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     1.1 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth on Exhibit A attached hereto.

     1.2 Interpretation. Unless the context requires otherwise:


          (a) As used in this Agreement, all defined terms include the plural as well as the singular.

          (b) Any agreement, document or instrument defined or referred to in this Agreement shall include each amendment, modification and supplement thereto and waiver thereof as may become effective from time to time in accordance with the terms thereof, except where otherwise indicated.

          (c) The terms "hereof" or "thereof," "herein" or "therein," "hereunder" or "thereunder," and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof.

          (d) The words "include," "includes" and "including" are not limiting and shall mean "including without limitation."

          (e) A reference to any Person or Party includes its successors and permitted assigns.

          (f)  A  reference   to  any   governmental   authority   includes  any
governmental authority succeeding to the functions and capabilities of a governmental authority.


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          (g) Any  reference  to money  refers to legal  currency  of the United
States of America.

          (h) Any reference in this Agreement to an "Article" or "Section" is a reference to an article or section to this Agreement, except where otherwise expressly indicated.

          (i) Any reference in this Agreement to a "day" is a calendar day and shall include Saturdays, Sundays and holidays, except that if an obligation to be performed under this Agreement falls due on a Saturday, Sunday or any other day which is not a Business Day, the obligation shall be deemed due on the next occurring Business Day.

                                   ARTICLE II
                                GRANT OF LICENSE

     2.1 Grant of License by Licensor. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, world-wide, royalty-bearing license, including the right to sublicense, to the Licensed Technology for all uses including the research, development, production, marketing, use, importing, exporting, sale, have sold and offer or have offered for sale, of Licensed Products.

     2.2 Fully Exclusive License. The license granted under paragraph 2.1 is exclusive even as to Licensor. Licensor may, however, use the Licensed Technology solely for noncommercial academic and research purposes.

     2.3 Covenant Not to Sue. Licensor agrees that during the Term of this Agreement it will not assert against Licensee any patent that is or might be infringed by Licensee by reason of its manufacture, use or sale of Licensed Products, whether or not such patent has been licensed to Licensee hereunder. Licensor agrees that during the Term of this Agreement it will not assert against Licensee any other intellectual property cause of action, including but not limited to a trade secret cause of action, by reason of Licensee's manufacture, use, or sale of a Licensed Product.

     2.4 Sublicenses. All sublicenses granted hereunder shall be in writing and shall include an acknowledgment by the sublicensee that the sublicense is subject to all of the terms of this Agreement.

     2.5 Rights after Patent Expiration. After the expiration of the last to expire of Patent in a country, Licensee shall have a fully paid up license to the Licensed Technology in such country and may make, have made, use and sell Licensed Products in such country without additional payments to Licensor.

     2.6 No License To Other Rights. Licensor does not grant, and Licensee shall have no rights, to any patents, trade secrets or other intellectual property owned or controlled by Licensor now or in the future, except as explicitly granted herein. Licensor shall retain the right to use the Licensed Technology in connection with non-commercial research, patient care, and educational, academic, and administrative purposes. Additionally, nothing in this Agreement shall be construed so as to restrict Licensor's ability to conduct further research and development in the area of the Licensed Technology or other areas.


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                                  ARTICLE III
                              PAYMENTS AND REPORTS

     3.1 Payment. Within ten (10) days of satisfaction of the "Conditions Precedent" as defined below, Licensee shall pay to Licensor an execution fee in the amount of ________________________________________ US Dollars
(US$________________) (the "Closing Payment") via wire transfer of immediately available funds to an account designated by the Licensor.

     "Conditions Precedent" means: (1) Licensee and Licensor have received all required third party consents (if any) and PRC governmental approvals and permits relating to the transactions contemplated by this Agreement; and (2) Licensor has delivered all the materials described in Exhibit B and Licensee has translated such materials into English and confirmed such translation.

     3.2 Royalties

          (a) In consideration of the rights granted herein and subject to the other terms herein, Licensee shall pay Licensor a running royalty on the
     sale         of         Licensed          Products         equal         to
     ___________________________________________________,   in  any  country  in
     which there exists a Licensor Patent, from the date of First Commercial Sale to the date of expiration of the last to expire Licensor Patent in such country.

          (b) Licensee shall deduct from all royalties to be paid to Licensor all withholding taxes lawfully imposed thereon, which taxes shall be paid by Licensee for the account of Licensor; provided that Licensee shall upon request supply Licensor with original or certified copies of official certificates stating that the taxes have been actually paid for the account of Licensor.

          (c) If (i) Licensee receives notice that the sale of the Licensed Products constitutes an unauthorized use or infringement of a patent or other intellectual property right issued to or held by a third party, and
     (ii) Licensee is required to pay to such third party a royalty for the right to make, use or sell the Licensed Products as contemplated by this Agreement after (A) notice to Licensor and good faith negotiations with such third party, or (B) upon receipt of an order from a judicial authority with competent jurisdiction, then Licensee may deduct the amount of such payments from the royalties payable to Licensor pursuant to this Agreement.

     3.3 Report and Payments of Royalties. Within 60 days following the close of each calendar quarters, following the First Commercial Sale, Licensee shall furnish to Licensor a written report for the calendar quarter showing the Net Sales during such calendar quarter. Such report shall break down such amounts by country. The report shall detail the calculation of the royalties owed hereunder in connection with the Net Sales of Licensed Products reported in the report. Simultaneously with the submission of the report, Licensee shall pay to Licensor the royalties owed for the calendar quarter pursuant to Section 3.2. Until the First Commercial Sale, within 60 days of the last day of the calendar year, Licensee shall furnish to Licensor a written annual report describing their efforts and accomplishments in the development and commercialization of Licensed Technology.


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     3.4 Method of Payment.  All payments  due  hereunder  are  expressed in and shall be payable to Licensor in US Dollars in cash via wire transfer of immediately available funds to an account designated by the Licensor. For sales of Licensed Products in currencies other than that of the United States, Licensee shall use exchange rates published in The Wall Street Journal on the last business day of the Calendar Quarter in which the royalties were earned. If for reasons of currency, tax, or other regulations, transfer of funds is prohibited in any country, Licensee may pay royalties on Net Sales from such country by placing them in a bank account in that country in the name of and under the sole control of Licensor; provided, however, that the bank selected shall be reasonably acceptable to Licensor and that Licensee shall inform
Licensor of the location, account number, amount, and currency of money deposited therein.

3.5 Audit38. . Licensor shall have the right, at its sole discretion and expense, to nominate an independent accountant acceptable to Licensee, who shall upon reasonable notice have access to Licensee's records relating to the Licensed Products, during reasonable business hours and without any disruption of Licensee's business, for the purpose of verifying the royalty payable as provided for in this Agreement. This audit right may not be exercised more than once in any calendar year, and the accountant shall only disclose to Licensor information relating solely to the accuracy of the royalty report and/or the royalty payments made according to this Agreement. If the amount paid to
Licensor during the audited period shall have been underpaid by ____________________ or more during an audited year, Licensee shall pay the costs of such audit.

          3.6 Expiration or Suspension of Royalty Payment.

          (a) Royalties shall be payable hereunder with respect to the Net Sales of Licensed Products in a country until the earlier of (i) the date of the termination of this Agreement, (ii) the expiration of the last to expire Licensor Patents in such country.

          (b) If the Licensor Patent filed in a country is denied without any right to re-file, or is held invalid or unenforceable, the obligation of Licensee to pay royalties or any other amount under this Agreement shall be suspended with respect to the sale of Licensed Products in such country.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF LICENSOR

          Licensor hereby represents and warrants to Licensee as follows:

     4.1 Organization, Good Standing and Power. Licensor is an institution with legal person status validly existing and in good standing under the laws of the People's Republic of China with the power and authority to own, lease and operate its assets and to conduct the activities now being or to be conducted by it, and to perform its obligations under the Agreement. Licensor is duly authorized, qualified or licensed to conduct its activities and has all requisite power and authority to enter into this Agreement and to perform the obligations contemplated hereunder.

     4.2 Authorization and Validity of Agreement. The execution, delivery and performance by Licensor of this Agreement have been duly authorized and approved by all necessary action and internal approvals on the part of Licensor. This Agreement has been duly executed and delivered by Licensor, and is the legal, valid and binding obligation of Licensor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.


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

     4.3 No Conflict, Required Filings and Consents. The execution, delivery and performance of this Agreement by Licensor will not violate, conflict with, or result in a violation or breach of any license, lease, or other contract or instrument to which Licensor is a party or by which or to which it or any of the Licensed Technology may be bound or subject. Moreover, the Licensor's execution, delivery and performance of this Agreement will not violate any order, judgment, decree, law, rule, or regulation, of any governmental authority applicable to Licensor or the Licensed Technology. Other than the registration of this Agreement with the Shanghai Foreign Investment Commission, no consent of any governmental authority is required by or with respect to Licensor in connection with the execution and delivery of this Agreement by Licensor or the consummation of the transactions contemplated hereby or thereby.

     4.4 Absence of Litigation. There is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Licensor, threatened against Licensor or any of the Licensed Technology by or before any arbitrator or governmental authority, nor are there any investigations relating to Licensor or any of the Licensed Technology pending or, to the knowledge of Licensor, threatened by or before any arbitrator or governmental authority. There is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any governmental authority or arbitrator outstanding against Licensor or any of the Licensed Technology. There is no action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of Licensor, threatened against Licensor relating to the transactions contemplated by this Agreement.

     4.5 Certain Agreements. Exhibit B hereto lists each contract that is material to the legal and beneficial ownership and use the Licensed Technology to which Licensor is a party or by which or to which Licensor or the Licensed Technology is bound or subject. Each such contract described in Exhibit B is a valid and binding obligation of Licensor and is in full force and effect without amendment. Licensor and, to the knowledge of Licensor, each other party to such contracts, has performed in all material respects the obligations required to be performed by it under such contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder. The Licensor has not received (i) any notice, written or otherwise, of defaults by Licensor under any contract listed in Exhibit B, or (ii) any notice written or otherwise, that any other party to any such contract has terminated or cancelled, or intends to terminate or cancel, such contract. Licensor has received the consent or approval of each Person that is a party to a Contract identified in Exhibit B whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby and such consent or approval shall be in form and substance satisfactory to Licensee.

     4.6 Licensed Technology. Exhibit B includes a true and complete list of all of the information in Licensor's possession relating to the Licensed Technology. Licensor exclusively owns all rights to the Licensed Technology pursuant to valid, binding, and enforceable assignments. Licensor is not infringing any such Licensed Technology, and Licensor is not aware of any infringement by others of any of the Licensed Technology owned by Licensor. 4.7 No Knowledge of Infringement48. . Licensor warrants that it has received no notice of any patent owned by a third party that would be infringed by reason of the manufacture, sale, use, or importation of any Product.


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     4.8  Disclaimer  of Other  Warranties.  THE  LICENSED  TECHNOLOGY  IS BEING
LICENSED ON AN "AS IS" BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT AND THE LICENSED
TECHNOLOGY,    INCLUDING,   WITHOUT   LIMITATION,   ANY   WARRANTY   OF   TITLE,
NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE V
                       COVENANTS OF LICENSOR AND LICENSEE

     5.1 Licensor Cooperation. Licensor covenants and agrees that it shall use all commercially reasonable efforts, including making any required payments, to file or obtain all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement.

     5.2 Licensee Marketing and Sales Activities. Upon issuance of the US Licensor Patent, Licensee shall thereafter use commercially reasonable efforts to develop, obtain approval for, promote, market, distribute, and sell the Licensed Products in the United States. If, after issuance of the US Licensor Patent, Licensee fails to use commercially reasonable efforts to develop, obtain approval for, promote, market and sell a Licensed Products in the United States, such failure shall, upon written notice by the Licensor to the Licensee, constitute an "Event of Default" under Section 7.2 and Licensor may elect to terminate Licensee's license granted hereunder with respect to the United States, subject to the Licensee's right to cure such Event of Default as provided in Section 7.2.

     5.3 Data Sharing. If this Agreement terminates for any reason, Licensee will, upon request, provide to Licensor a copy of all data used to support any of the filings or communications with any regulatory authority including, without limitation, all data in any master file with the U.S. Food and Drug Administration. Licensor may use any such data in filing, prosecuting and maintaining any regulatory license, approval or permit. Such data shall be treated by Licensor as "Confidential Information" pursuant to Section 5.8. Licensee shall continue to own such data and may use it for any purpose.

     5.4 Patent Prosecution

          (a) Patent Prosecution. Licensee shall use commercially reasonable efforts to file, prosecute and maintain, at its sole expense, a patent application claiming the T-Cell Vaccine with the United States Patent and Trademark Office (the "US Licensor Patent"). Licensee shall use commercially reasonable efforts to file such application within one year following the date of this Agreement. Additionally, Licensee shall also have the right, but not the obligation, to file, prosecute and maintain patent applications covering the T-Cell Vaccine in other jurisdictions as it deems necessary or appropriate, including but not limited to the PRC.

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

          (b) Option of Licensor to Prosecute and Maintain Patents. Licensee shall give Licensor 90 days' prior notice of Licensee's intent to cease prosecution and/or maintenance of any Licensor Patent, without filing a substitute patent application. Licensee shall then permit Licensor, at its sole discretion, to continue prosecution or maintenance at its own expense. If Licensor pursues prosecution or maintenance, Licensee shall execute such documents and perform such acts, at Licensor's expense, as may be reasonably necessary to permit Licensor to conduct such prosecution or maintenance.

     5.5 Intellectual Property Protection - Infringement. During the term of this Agreement, each Party shall promptly inform the other of any suspected infringement, misappropriation or theft of the Licensed Technology by a third party. Any action or proceeding against such third party shall be instituted as following:

          (a) Licensee shall have the first right to institute an action for infringement, misappropriation or theft of the Licensed Technology against such third party. Licensee shall pay all its expenses, including costs and legal fees incurred in bringing and prosecuting such infringement or misappropriation action. Licensor will cooperate with Licensee in any suit brought by Licensee against such third party, and shall have the right to consult with Licensee and to participate in and be represented by independent counsel in such litigation at Licensor's own expense. Licensee shall incur no liability to Licensor as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any issued Licensor Patent invalid, unenforceable or not infringed.

          (b) If Licensee has not within a reasonable time (not to exceed 120 days from the date on which it is notified or otherwise becomes aware of an infringement or misappropriation) either terminated such infringement or initiated legal action against the infringer or defendant, it shall, upon written request of Licensor, grant to Licensor the right to prosecute an action  against the  infringer  or  defendant.  Licensor  shall pay all its
     expenses,   including  costs  and  legal  fees  incurred  in  bringing  and prosecuting such infringement or misappropriation action. Licensee will cooperate with Licensor in any suit for infringement or misappropriation brought by Licensor. Licensee shall have the right to consult with Licensor and to participate in and be represented by independent counsel in such litigation at its own expense. Licensor shall periodically reimburse Licensee for its out-of-pocket costs (excluding independent counsel fees) incurred in cooperating with Licensor. If Licensor desires to settle or compromise such suit or action in a manner that adversely impacts Licensee or the Licensed Technology, Licensor shall not so settle or compromise such suit or action without the written consent of Licensee, which may be withheld in its sole discretion.

          (c) Should  either Party  commence  suit under the  provisions of this
     Section 5.5 and thereafter elect to abandon the same, such Party shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action.

          (d) In any action pursuant to this Section, all recoveries, whether by judgment, award, decree or settlement, from infringement, misappropriation, or theft of Licensed Technology shall be apportioned as follows: (ii) each Party shall first recover an amount that is equal to or in direct proportion to the total costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding, (b) each Party shall then recover an amount equal to or in direct proportion to each Party's lost profits, and (iii) the remainder shall then be paid to the Party prosecuting the action.


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

     5.6 Third Party Infringement Suit. If a third party sues Licensee or any of its Affiliates alleging that Licensee's, its Affiliates' or their sublicensees' using, distributing, marketing, promoting, offering for sale or selling Licensed Technology infringes or will infringe the third party's patent, then Licensee may, in its sole discretion, elect to defend such suit. Upon Licensee's request and in connection with Licensee's defense of any such third party infringement suit, Licensor shall provide reasonable assistance to Licensee for such defense at Licensee's sole cost.

     5.7 Licensor-Based Clinical Studies; Right of First Refusal.


          (a) When Licensee determines to conduct the clinical trials for the first Licensed Product it will notify Licensor of Licensee's intent to do so. If Licensor provides evidence, acceptable to Licensee in its sole discretion, that Licensor is capable of conducting the contemplated trials, including compliance with protocol requirements, "good clinical practices" and all other US Food and Drug Agency regulations, Licensee will discuss with Licensor the possible engagement of Licensor to act as one of the sites for such trials prior to engaging any other entity to conduct the trials. Any such engagement of Licensor to conduct trials shall be subject to a separate written agreement and shall be on mutually agreed upon terms that are customary and reasonable and in accordance with Licensee's standard terms relating to clinical research by such an organization.

          (b) After Licensee has received any necessary approvals to make, use and sell a Licensed Product in the Peoples Republic of China ("PRC"), Licensee will negotiate in good faith the terms of a non-exclusive license for Licensee to make, use and sell the Licensed Products in the PRC. Such license shall be on reasonable commercial terms and include customary provisions.

     5.8 Confidentiality Treatment of Confidential Information. -

          (a) Confidentiality Obligation. Each Party shall hold in confidence, and shall not disclose to any Person outside its organization, all Confidential Information provided to it by the other Party. A Party shall use such Confidential Information only for the purpose for which it was disclosed. Each Party shall disclose Confidential Information provided by the other Party only to Persons within its organization and its advisors who have a need to know such Confidential Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Confidential Information.

          (b) Term of Confidential Information. The obligations of the Parties with regard to Confidential Information shall continue until five (5) years after the termination or expiration of this Agreement.

          (c) Return of Confidential Information. The receiving Party shall, upon request of the disclosing Party, return all drawings, documents, biological samples and other tangible manifestations of Confidential
     Information received pursuant to this Agreement (and all copies and reproductions thereof); provided, however, a Party may keep one copy for record keeping purposes only. If a Party is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the other Party's Confidential Information, it will notify such Party promptly (unless prohibited by law) so that such Party may seek an appropriate protective order or other appropriate remedy.

          (d) Irreparable Harm. Any violation of this confidentiality obligation by one party would cause the other party irreparable harm. In addition to any other right or remedy it may have, at law or in equity, any party may seek an injunction against threatened or continuing disclosure of Confidential Information without the posting of any bond or other security.

          (e) SEC Filing Obligations. Licensor acknowledges that Licensee is a reporting company under U.S. securities laws and is obligated to file public reports thereunder; such reports will include a copy of this Agreement and may include amounts paid to Licensor. Licensee will request confidential treatment from U.S. authorities for that information that Licensee believes may be granted such treatment.

     5.9 Assistance With Translation. Licensee will arrange for the translation of the materials in Exhibit B at Licensee's expense. However, Licensor shall make its employees available to answer questions regarding the translation of the materials in Exhibit B and to otherwise provide assistance with such translations.

     5.10 Cooperation During Dispute. While any controversy, dispute or claim arising out of or relating to this Agreement is pending, the Parties shall, to the extent legally permissible, continue to perform their obligations hereunder to the extent possible notwithstanding such controversy, dispute or claim.

     5.11 Product Development. All business decisions including, without limitation, the design, manufacture, sale, price and promotion of the Licensed Product and the decision whether to launch, or to continue to sell a Licensed Product shall be within the sole discretion of Licensee. Nothing in this Agreement shall restrict Licensee from developing, making, marketing or selling any other product.

                                   ARTICLE VI
                                  PUBLICATION

     Licensor agrees that Licensee may issue a press release upon the signing and closing of this Agreement summarizing the transaction, provided that Licensee shall obtain prior written approval of the Licensor for any subsequent use of the Licensor's name in any press or public exposure other than public filings required by law or regulation. Both Parties recognize that each may wish to publish the results of their work relating to the T-Cell Vaccine in an appropriate peer review journal. However, both Parties also recognize the importance of acquiring patent protection with respect to the T-Cell Vaccine prior to publication. Consequently, Licensor shall not publish or present the results of any of its work with respect to the T-Cell Vaccine or of related development studies without first providing Licensee with a copy of such publication at least 90 days prior to "Publication." "Publication" shall mean any form of publication including, but not limited to, publication in journals, submission of articles to journals for consideration for publication, publication electronically, talks and posters. Licensee may then prepare and file a patent application for any material in such publication. Licensor shall cooperate with making any such filing, and Licensor shall delete from any proposed publication any of Licensee's Confidential Information.

                                  ARTICLE VII
                              TERM AND TERMINATION

     7.1 Term. The term ("Term") of the licenses granted herein shall commence on the date of this Agreement and, unless terminated earlier as provided herein, expire on a country-by-country basis on the expiration of the last to expire Licensor Patent issued in the country.

     7.2 Termination for Default. This Agreement may be terminated by either Party upon an Event of Default by the other Party as follows:

          (a) Upon an Event of Default, the non-defaulting Party shall have the right, exercisable at its sole discretion, and in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon 45 days' prior notice to the defaulting Party. "Event of Default" shall mean, in respect of either Party, a material breach of this Agreement by such Party and its failure to remedy such breach within 30 days after written notice thereof by the non-breaching Party or, if remediation of such breach in such period is not practicable, if the breaching Party fails to commence and diligently pursue remediation during such 30-day period.

          (b) If Licensee fails to make any payment required to be made to Licensor under this Agreement within 30 days following the date any such payment is due, Licensor shall have the right, upon 30 days' prior notice to Licensee, to terminate the exclusivity of the license granted by this Agreement and thereafter the license hereunder shall be deemed to be a non-exclusive license; provided, however, that Licensor shall not have the aforementioned right if Licensee is disputing the applicable payment(s) in good faith and by appropriate proceedings.

          (c) Notwithstanding anything in the foregoing to the contrary, no Party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other Party.

     7.3 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

     7.4 Termination by Licensee. At any time and from time to time, Licensee may terminate this Agreement, in its sole discretion and without cause, with respect to one or more or all countries upon thirty (30) days' prior written notice to Licensor.

     7.5 Effect of Termination. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. If Licensor and/or Licensee terminates this Agreement as provided in this Article VII, neither Licensee nor Licensor shall have any liability except for liability arising out of a breach of this Agreement.
Section 5.7, Article VIII, Article IX, Article XI, Article XII and this Article VIII shall survive the termination of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 Indemnification. (a) Licensor shall indemnify and hold harmless Licensee, its Affiliates and each of their officers, directors and employees from and against any Claim arising from any breach or default by Licensor of any representation, warranty or covenant under this Agreement or any agreement or document executed in connection herewith; or

          (b) Licensee shall indemnify and hold Licensor, its Affiliates and each of their officers, directors and employees harmless from and against any Claim arising from the development, testing, marketing, manufacture, operation, commercialization, sale or other disposition or use of Licensed Products by Licensee, its contractors, sublicensees, and customers.

     8.2 Third Party Claims. Any Person seeking intending to seek indemnification hereunder shall give prompt written notice to the indemnifying Party of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "Third Party Action") in respect of which the notifying Party intends to seek indemnification for a Claim hereunder. Any failure to give such notice shall not relieve the indemnifying from any liability that such Party may have under this Article VIII unless the failure to give such notice materially and adversely prejudices the indemnifying Party. The indemnifying Party shall be entitled, at its own expense and in its sole discretion, to either assume or participate in the defense of such Third Party Action. If the indemnifying party assumes the defense, the indemnified Person shall be entitled to participate with its own counsel at its own expense. If the indemnifying Party assumes the defense, the indemnifying Party shall obtain the prior written approval of the indemnified Person before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third Party Action or any liability in respect thereof. The indemnified Person shall not unreasonably withhold or delay such approval. Moreover, the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff a release of the indemnified Person from all liability in respect of such Third Party Action. The parties hereto shall extend reasonable cooperation in connection with the defense of any Third Party Action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

                                   ARTICLE IX
                            LIMITATIONS OF LIABILITY

     9.1 Limitation of Liability. NO PARTY (OR ITS REPRESENTATIVES) SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND FOR ANY CAUSE OF ACTION OR CLAIM ARISING OUT OF THIS AGREEMENT, WHETHER IN NEGLIGENCE, STRICT LIABILITY, CONTRACT, TORT, OR ANY OTHER LEGAL THEORY OR CAUSE OF ACTION. SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, EVEN IF THE PARTY TO BE CHARGED (OR ITS REPRESENTATIVES) HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     9.2 Insurance. At any time Licensee is conducting clinical trials it shall obtain and maintain clinical trial liability insurance in the amount of $__________________ naming Licensor as an "additional insured." Prior to commencing sales of a Licensed Product in the United States or Europe, Licensee shall obtain, and maintain throughout the Term, product liability insurance, naming Licensor as an "additional insured," for the Licensed Products in amounts reasonably consistent with industry practices for similar sized companies with similar products and similar sales levels. Upon Licensor's request at any time during the Term, Licensee shall deliver to Licensor a certificate of insurance evidencing such insurance.

                                   ARTICLE X
                             DISPUTE RESOLUTION

     10.1 Dispute Resolution. Any Dispute shall, upon the written request of any Party, be settled through friendly consultation among the Parties. In the event that a Dispute is not resolved through consultation within thirty (30) days of the receipt of the request, at the request of any Party, such Dispute shall be finally settled by arbitration in Singapore before a tribunal of three (3) arbitrators in accordance with the rules ("Rules") of the ICC International Court of Arbitration then in effect. Each Party shall nominate one (1) arbitrator within the time period specified in the rules of the ICC International Court of Arbitration. The two arbitrators nominated by the claimant and the respondent shall together nominate the third and presiding arbitrator of the Tribunal, who shall be of a different nationality than the Parties. The arbitration shall be conducted in, and the award shall be rendered in, the English language, and documents and evidence shall be submitted by the Parties in their original language, subject to the Tribunal's authority to order appropriate translations. The award shall be final and binding on the Parties and may be confirmed in, and judgment upon the award entered by, any court having jurisdiction over the Parties. This Agreement and the rights and obligations of the Parties shall be fully performed pending the award in any arbitration proceeding hereunder.

     10.2 Waiver of Sovereign Immunity. Each of the Parties irrevocably represents, warrants and agrees that this Agreement is a commercial rather than a public or governmental activity and that it is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that any of the Parties or any of their assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, such Party hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS

     11.1 Governing Law; Venue. This Agreement, its validity, interpretation, execution and the rights and obligations of the Parties, and the settlement of any disputes, hereunder shall be governed by and construed in accordance with the laws of the State of Texas (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). The Parties further agree that, in connection with the consummation of the transactions contemplated under this Agreement, they will comply with all applicable laws of the People's Republic of China.

     11.2 Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered at the address set forth below, (i) personally by a reputable courier service that requires a signature upon delivery; (ii) by mailing the same via registered or certified first class mail, postage prepaid, return receipt requested; (iii) by faxing the same with telephonic confirmation of receipt (followed by a first class mailing of the same) to the intended recipient; or
(iv) by E-mailing the same with electronic confirmation of receipt (followed by first class mailing of the same):

If to Licensor, as follows:                   If to Licensee, as follows:

              Attn:  Director                  Attn:  Chief Operating Officer
              No.  225 South  Chongqing  Road, PharmaFrontiers Corp.
              Rm. 204 Building 1               2635 N Crescent Ridge Drive
              Shanghai, China 200025           The Woodlands TX 77381

                                               with a copy  (which  shall
                                               not  constitute notice) to:

                                                 Vinson & Elkins L.L.P.
                                                 No. 149 Yanqing Road
                                                 Shanghai, China 200031
                                                 Facsimile:   (86-21) 6474-8099

     11.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement or the application thereof to any Party or circumstance is prohibited by or invalid under applicable law, that provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.

     11.4 Non-Waiver. No delay or omission of any Party to exercise rights or powers under this Agreement shall impair any such right or power or shall be construed to be a waiver of any default or acquiescence therein. No waiver of any default shall be construed, taken, or held to be a waiver of any other default, or waiver, acquiescence in, or consent to any further or succeeding default of the same nature.

     11.5 Successors. Except as expressly provided in this Agreement, this Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of each of the Parties and their permitted successors and permitted assigns.

     11.6 Entire Agreement. This Agreement contains the entire understanding between the Parties and supersedes any prior understandings and written or oral agreements between them respecting this subject matter. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

     11.7 Amendments. This Agreement shall not be amended, modified, or altered except through a written consent signed by the Parties. The Agreement may not be amended, modified, or altered through electronic means.

     11.8 Trademark. Licensee shall be free to select the trademarks to be used in connection with the sale and marketing of Licensed Product, and such trademarks and all associated goodwill shall remain the sole property of Licensee.

     11.9 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same Agreement. All signatures need not be on the same counterpart.

     11.10 Assignment. Licensee shall not assign, transfer or otherwise dispose of this Agreement or its rights and obligations hereunder unless (a) the proposed assignee or transferee agrees in writing to be bound by the terms of this Agreement and to perform all obligations of Licensee hereunder including, but not limited to, the payment of royalties to Licensor under Section3.2; or
(b) Licensee receives the express written consent of Licensor. Any attempted assignment, transfer or disposal contrary to this Section shall be a material breach of this Agreement by Licensee and shall be void and without force and effect.

     11.11 Further Assurances. From time to time, each Party to this Agreement agrees to execute and deliver such additional documents, and will provide such additional information and assistance, as the other Party thereto may reasonably require to effect the terms of such agreement or instrument.

     11.12 Headings. The titles of Articles, Sections, subsections or clauses of such agreement or instrument are for convenience only and not as an aid for construction and shall not be interpreted to limit or otherwise affect the provisions of such agreement or instrument.

     11.13 Survival of Representations, Warranties, and Covenants. Each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of twenty-four (24) months, except that this time limitation shall not apply to any claims for fraudulent acts or omissions, which shall survive until the expiration of the applicable statute of limitations. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement shall survive the Closing indefinitely; provided, however, effective as of the Closing, Licensor shall be deemed to have waived any and all rights and remedies as to any breach by Licensee of any covenant and agreement of Licensee occurring prior to the Closing.

     11.14 Export Controls. The parties acknowledge that Licensor is subject to certain PRC laws and regulations regarding the export of technical data, software, laboratory prototypes and other commodities, and that the Parties obligations hereunder are contingent on compliance with such laws and regulations. The transfer of certain technical data and commodities may require receipt of approval from the relevant PRC governmental authorities. Licensor makes no representation as to whether such a license is required or, if required, whether such license shall be issued.

                            [Signature page follows]

109.  IN  WITNESS   WHEREOF,   the  Parties   have  by  their  duly   authorized
representatives executed and delivered this Agreement as of the day and year first written above.



LICENSOR:                                    LICENSEE:

SHANGHAI INSTITUTES FOR BIOLOGICAL SCIENCES, PHARMAFRONTIERS CORP. CHINESE ACADEMY OF SCIENCES


By:               /s/ Guotong Xu       By:         /s/ David B. McWilliams
-----------------------------------    -----------------------------------
Print Name:       Guotong Xu           Print Name: David B. McWilliams
Title:            Deputy Director      Title:      President

                                   EXHIBIT A
                                  DEFINITIONS

"Affiliate" of any Person means any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with such Person. As used in this definition, the terms "control," "controlling," or "controlled by" shall mean the possession, directly or indirectly, of the power either to (i) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (ii) direct or cause the direction of the actions, management, or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any lender of such Person or any Affiliate of such lender.

"Business Day" means any day other than a Saturday, Sunday or a holiday on which banks in the People's Republic of China are required or authorized to be closed.

"Claims" means any damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including reasonable legal fees) actually incurred by a Party.

"Confidential Information" means information of a technical, commercial or other proprietary nature (including, but not limited to specifications), including the terms of this Agreement and all reports made by Licensee hereunder, that has been provided to one Party by the other Party in writing and marked Confidential, or if provided orally, reduced to writing and marked Confidential and provided to the other party within thirty (30) days of its first oral; provided "Confidential Information" shall not include information that:

     (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to confidentiality under this Agreement;

     (b) is hereafter disclosed to a Party by a third party who is not in default of any confidentiality obligation to the other Party (and such disclosure can be properly demonstrated by the receiving Party);

     (c) was previously or is hereafter developed by or on behalf of the publishing party, without reliance on Confidential Information provided by the other Party (and such can be properly demonstrated by the receiving Party); or

     (d) is required to be disclosed in compliance with applicable laws or regulations, including U.S. securities regulations, or order by a court or other governmental or regulatory agency or body having competent jurisdiction, provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent reasonably possible.

     "Licensed Product" means any product, the manufacture, use, importation, or sale of which would, if not licensed, infringe a Valid or Pending Claim.

     "Event of Default" has the meaning given that term in Section 7.2. 124.

     "First Commercial Sale" means the first sale of a Licensed Product in any country after receipt of all governmental approvals required for regular commercial sales, by Licensee or any sublicense to an unaffiliated third party. Transfers of Licensed Products solely for use in research or clinical trials shall not constitute a "First Commercial Sale."


                                   Exhibit A-1

"Licensed Technology" means:


         1. The T-Cell Vaccine and all related know-how developed by Licensor, whether or not patentable, related to the manufacture and use of the T-Cell Vaccine and all Licensor Improvements;

         2. All information and data of Licensor relating to all clinical trials on all patient controls and patients with rheumatoid arthritis with the T-cell Vaccine, including all clinical, cell procurement and manufacturing protocols, complete patient data sheets, all laboratory materials, methods and results and manufacturing records/documents to include clinical lot and/or batch records and any other data or information related to the conduct or outcome of the clinical study; and

         3. All trademarks, service marks, trade names, trade dress, labels, logos, names, slogans, plans, ideas, concepts, data, research and production records, promotional literature, customer and supplier lists, copyrights, copyright registrations and applications for registration, patents, inventions (whether patentable or not), trade secrets and all other intellectual property and proprietary rights, whether registered or not, licensed to or owned by Licensor relating to the T-Cell Vaccine and the goodwill related thereto.

"Licensor Improvements" means all enhancements, developments, or modifications that improve the means of manufacture, use, delivery, efficacy or performance of the T-Cell Vaccine discovered or invented by the employees or consultants of Licensor during the Term.

"Licensor Patents" shall mean those patents that are issued, by any country, to Licensor relating to the Licensed Technology and all applications therefore, continuations, continuations-in-part, divisions, re-examinations, and reissues thereof, and any corresponding foreign patents.

"Licensed Product" means any product, the manufacture, use, importation, or sale of which would, if not licensed, infringe a Valid or Pending Claim.

"Net Sales" means all revenue and the fair market value of all consideration other than revenue received by Licensee from the sale, lease, license, distribution or other transfer of Licensed Products to any unaffiliated person or entity (including governmental entities) less the following amounts: (a) normal and customary discounts, including cash discounts, or rebates actually allowed or granted, (b) credits or allowances actually granted upon returns, regardless of the party requesting the return, (c) freight charges actually paid for delivery by Licensee, and (d) sales taxes or other governmental charges levied on or measured by the invoiced amount paid by Bayer, and (e) packaging, freight and insurance paid in respect of sales. The term "Net Sales" does not include transfers between Licensee Affiliates, even if Licensee's internal accounting practices provide for a transfer price or chargeback provision.

If a Licensed Product is sold or distributed in the form of a combination product containing one or more other products, other than the Licensed Product, Net Sales for such Licensed Product will be calculated by multiplying actual Net Sales of such combination products by the fraction A/(A+B) where A is the invoice price of the Licensed Product if packaged and sold separately in an arms-length transaction, and B is the total invoice price of any other component or components in the combination, if packaged and sold separately in an arms-length transaction by Licensee.



                                   EXHIBIT A-2

"Person"  means  any  individual,   corporation,   partnership,  joint  venture,
association, joint stock company, trust, limited liability company, unincorporated organization, governmental authority, or any other form of entity.

"T-Cell Vaccine" means the pharmaceutical compound developed by Licensor, whether or not patentable, consisting of autoreactive T-cells derived from any source, including but not limited to, the synovial fluid or peripheral blood and prepared as attenuated T-cells for therapeutic use as a vaccine in humans with rheumatoid arthritis to induce a regulatory immune response.

"Third Party Action" has the meaning given that term in Section 8.2 of this Agreement.

"Valid or Pending Claim" means a claim of a pending Licensor Patent application or of an unexpired issued Licensed Patent that has not been withdrawn, canceled, or disclaimed nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision. The scope of a Valid or Pending Claim shall be limited on a country-by-country basis to its terms and as may be defined by any such court or appropriate body of competent jurisdiction

"United States" means the United States of America.

"US Licensor Patents" has the meaning given that term in Section 5.4(a) of this Agreement.

                                  EXHIBIT A-3

                                    EXHIBIT B

              Scientific and Clinical Information To Be Delivered*


     1.   Identification of parties
          a.   Sponsor
          b.   Contractor
     2.   Key Personnel and Contacts
          a.   Sponsor
          b.   Contractor
     3.   Quality Agreement
     4. Product being manufactured (Drug substance and drug product) or Techniques being transferred
     5  . Process Description
          a.   Overview
          b.   Process Flow Diagrams
          c.   Space Needs
          d.   Equipment Needs
                 i. specialized features noted
                ii. special settings, etc
               iii. calibration/validation needs
          e.   Materials
                 i. Reagents (Vendor & Order #s)
                ii. Supplies (Vendor & Order #s)
     6.   Procedures (Written)
          a.   General Techniques
          b.   Specific Assay Procedures
                 i. Flow cytometry
                ii. ICH staining
               iii. All specialized techniques
     7.   Lab Notebooks
          a.   Certified copy of notebooks to support patent
          b.   Proof of data audit/review
          c.   Supportive   reports  of  work
          d.   Any supplemental publications, poster presentations, talks
     8.   CVs of All Staff Involved
     9. List of all T-Cell Vaccine Clinical Trials to include Start date and end date
    10.   T-Cell Vaccine Clinical Trial Protocols


* All documents and information shall be provided in English except those documents listed under Nos. 3 and 7may be delivered in Chinese if not available in English.


                                   EXHIBIT B